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                                                            Exhibit 1-A(8)(c)(4)

                                   AMENDMENT NO. 3

The Modified Coinsurance Agreement originally written between American Franklin Life Insurance Company of Springfield, Illinois and Integrity Life Insurance Company of Phoenix, Arizona, effective April 1, 1989, and subsequently assigned by Integrity Life Insurance Company to Phoenix Home Life Mutual Insurance Company, of East Greenbush, New York at October 31, 1994, is hereby amended as follows:

In accordance with the provisions of Article P. Duration of Agreement, this Agreement is hereby terminated for the placement of new reinsurance on and after January 1, 1997. Reinsurance remaining in force at January 1, 1997 shall continue to be covered under the provisions of this Agreement until the termination of each underlying policy.

The REINSURER agrees to waive the provision in Article P that mandates a one-year prior written notice of termination.

All terms, provisions and conditions of this Agreement will continue unchanged except as specifically revised in this Amendment.

This Amendment is signed in triplicate at the dates and places indicated with an effective date of January 1, 1997.

Phoenix Home Life Mutual Insurance     American Franklin Life Insurance Company
         Company

By:                                    By:
   --------------------------------       -------------------------------------

Title:                                 Title:
      -----------------------------          ----------------------------------

Date:                                  Date:
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Integrity Life Insurance Company

By:
   --------------------------------

Title:
      -----------------------------

Date:
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